UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 001-15665

(Check one):
|_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-QSB |_| Form N-SAR |_| Form N-CSR

                      For Period Ended:  October 31, 2004.

                      Transition Report on Form 10-K
                      Transition Report on Form 20-F
                      Transition Report on Form 11-K
                      Transition Report on Form 10-Q
                      Transition Report on Form N-SAR
                      For the Transition Period Ended:__________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

                                UC HUB GROUP INC.
                           ---------------------------
                             Full Name of Registrant

    10390 Commerce Center Drive, Suite 250 Rancho Cucamonga, California 91730
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                      Address of Principal Executive Office

PART II-- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |    (a)    The reason described in reasonable detail in Part III of this
     |           form could not be eliminated without unreasonable effort or
     |           expense
     |
     |    (b)    The subject annual report, semi-annual report, transition
     |           report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
 |X| |           N-CSR, or portion thereof, will be filed on or before the
     |           fifteenth calendar day following the prescribed due date; or
     |           the subject quarterly report or transition report on Form 10-Q,
     |           or portion thereof, will be filed on or before the fifth
     |           calendar day following the prescribed due date; and
     |
     |    (c)    The accountant's statement or other exhibit required by Rule
     |           12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

      State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The registrant is awaiting information from its auditors in order to complete the preparation of the registrant's October 31, 2004 Form 10-QSB. Accordingly, the registrant requests a 5-day extension until December 20, 2004 to file its Form 10-QSB.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Larry Wilcox                        909                      945-8653
         (Name)                       (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
      |X| Yes  |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
      |_|Yes  |X| No

      UC Hub Group Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 13, 2004.

                                        UC HUB GROUP INC.


                                        By /s/ Larry Wilcox
                                          --------------------------------------
                                          Larry Wilcox
                                          Chief Executive Officer and
                                          Chief Financial Officer


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